December 6, 2002

LecStar Corporation
LecStar Communications Corporation
4501 Circle 75 Parkway
Building D-4210
Atlanta, Georgia 30339

                          Re: Acceptance of Collateral


Gentlemen:

     The undersigned, McCormack Avenue Ltd., ("Secured Party") is the assignee and present holder of various promissory notes evidencing loans made to you on the dates, in the amounts and by the parties shown on Schedule A attached hereto. Secured Party is likewise the assignee and present holder of all security interests granted by you to those parties listed on Schedule A in all or substantially all of your tangible and intangible assets pursuant to certain stock pledge agreements and security agreements (collectively, the "Collateral"). Among the Collateral presently held by the Secured Party are the shares of common stock of LecStar Telecom, Inc. and LecStar Datanet, Inc. (collectively, the "Subject Shares"), as well as certain equipment, software, the LecStar service mark and other investment property.

     By your execution of this letter agreement, each of you unconditionally acknowledges and agrees that (a) the aggregate unpaid obligations owing to Secured Party, as assignee with respect to those loans set forth on Schedule A, consists of a total principal obligation of $769,000 and interest accruing thereon from the dates of and accruing at the rates set forth in the promissory notes now held by Secured Party and costs and expenses incurred by Secured Party or its predecessors in interest with respect thereto, (collectively, the "Secured Obligations") all of which is due and owing without setoff, defense, deduction, credit, claim or counterclaim of any kind or nature whatsoever, and
(b) you are in default with respect to each such obligation by failing to make payment thereof when due.

     By reason of the security interests held by the Secured Party in the Subject Shares and other Collateral and your existing default with respect to the Secured Obligations, this letter agreement will evidence the agreement of Secured Party and the consent of each of you to the acceptance by Secured Party of the Subject Shares and all other Collateral in full satisfaction of the Secured Obligations, such acceptance to be effective as of the date hereof.

     By your execution hereof, each of you further represent and warrant to Secured Party that (a) you have the power, capacity and authority to enter into this letter agreement and carry out the terms hereof, and that your individual representatives signing below are authorized to do so on your behalf, (b) this letter agreement, your consent provided for herein and the actions contemplated hereby are not in conflict with or breach or violation of any instrument, indenture, contract or agreement to which you are a party, or of your by-laws or articles of incorporation or other corporate governance documents or resolutions, or of any order or decree by which you are bound, (c) LecStar Communications Corp. is the sole and absolute owner of 100% of the common stock represented by the Subject Shares, and (d) the Subject Shares and other Collateral are not subject to any lien, pledge, encumbrance, option or other claim of any kind whatsoever except for the security interest held by Secured Party.

     No modification of the terms hereof shall be binding or enforceable against Secured Party unless approved in writing by Secured Party. Nothing herein contained shall transfer or delegate to Secured Party any obligation, liability or duty of any kind on your part to any third party. No rights are intended to be created hereunder for the benefit of any alleged or purported third party beneficiary hereof. In the event that any representation or agreement made by you hereunder is not true and correct in all respects, the Secured Party shall have the unconditional option, in its discretion, to revoke and rescind this acceptance of the Subject Shares and other Collateral in satisfaction of the Secured Obligations, which shall, together with all liens and security interests of Secured Party in any and all assets, be reinstated in all respects.

                                                           Very truly yours,

                                                           MCCORMACK AVENUE LTD.

                                                     By:/s/McCormack Avenue Ltd.


Consented to
and accepted:

LecStar Corporation

By: /s/ LecStar Corporation


LecStar Communications Corporation

By: /s/ LecStar Communications Corporation